Exhibit 10.6

PARTNERSHIP AGREEMENT – FUNCTIONAL FLUIDS

INK DEVELOPMENT COLLABORATION

THIS AGREEMENT is made on 21th day of May 2014 (“Commencement Date”) BETWEEN:

(1)	XAARJET LIMITED (company number 03375961) a company incorporated and registered in England and Wales, whose registered office is at Science Park, Milton Road, Cambridge CB4 0XR (“Xaar”);

(2)	P.V. Nano Cell Ltd. a company whose business address is 8 Hamasger st., P.O.Box 236, Migdal Ha’Emek, 23100 Israel (“Partner”).

RECITALS:

(A)	Xaar has the expertise, knowledge and ability to undertake certain Services (defined below) with the objective of issuing a Fluid Approval Certificate for each Product in respect of which the Service is provided.

(B)	The Partner wants Xaar to provide, and Xaar agrees to provide the Services to the Partner upon the terms and conditions of this Agreement.

OPERATIVE TERMS:

1	Definitions

In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Commencement Date”	meaning the date on which both parties have signed this Agreement;

“Complex Rheology Analysis”	meaning the rheological characterisation of the Products used to predict jetting performance and to provide information allowing the Partner to adjust its Products;

“Confidential Information”	meaning any Report/s including all information contained within said Report/s as well as any information disclosed by a party to the other party (whether in writing, oral, graphic, electronic, by delivery of any samples or in any other form) (including, without limitation, samples of materials and products, information relating to inventions, processes, systems, methods, formulae, devices, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans or other data, specifications, computer programs, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities, or financial statements), that is marked as confidential or proprietary, or if disclosed orally or in other intangible form or in any form that is not easily markable, that is reduced to writing and transmitted to the other party within thirty (30) days of such oral, intangible or unmarkable disclosure.

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“Fees”	means the fees payable to Xaar by the Partner under this Agreement as set out in Schedule 2;

“Fluid Approval Process”	means the process whereby Xaar tests the Product to check whether the Printhead Warranty in respect of a Printhead can be extended to include the use of such Printhead with a Product (as illustrated in Part 1 of Schedule 1);

“Fluid Approval Certificate”	means the certificate issued by Xaar to the Partner in respect of a particular Product to confirm that the Product is approved for use with a particular Printhead and that the Printhead Warranty in respect of such Printhead has been extended to include use with the Product;

“Force Majeure”	means any cause preventing any party from performing any or all of its obligations which arises from or is attributable to the acts, events, omissions or accidents beyond the reasonable control of the party so prevented, including without limitation any strike, lock-out or other form of industrial action, war, riot, civil commotion, terrorism, malicious damage, compliance with law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm or act of God;

“Initial Term”	means a period of 5 years from the Commencement Date;

“Intellectual Property Rights”	means all intellectual property rights throughout the world for the full term of the rights concerned including any extension, renewal or revalidation, whether or not registered and whether or not registrable, including without limitation, copyright, database rights, patents, rights in inventions, know how and confidential and technical information (including in all materials, products, methods, processes and apparatus), rights in designs, registered designs, unregistered and registered trademarks (including business and brand names, domain names, devices and logos) and the right to apply for any of the foregoing anywhere in the world;

“Printhead”	meaning any Printhead that incorporates Xaar Technology;

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“Printhead Warranty”	meaning the manufacturer’s warranty provided by Xaar in respect of Printheads which are manufactured by or for Xaar, are sold as Xaar products and which bear a unique serial number;

“Product”	meaning the Partner’s products as set out in Schedule 2 developed or adjusted pursuant to this Agreement and intended for use with Printheads utilising and/or looking to utilise the Xaar Technology;

“Report”	meaning a report provided by Xaar as part of the Service which sets out general recommendations for adjustments in respect of a particular Product and/or waveform and operating instructions, where relevant;

“Sample”	meaning a specimen of the completed saleable ink of 50ml in quantity to be provided by partner to Xaar for analysis purposes and/or 1000ml. of base fluid for material compatibility testing;

“Service”	meaning the service to be provided by Xaar pursuant to this Agreement as described in Part 2 of Schedule 1;

“Trade Mark”	meaning the trade mark specified by Xaar and owned by Xaar or one of the Xaar Group Companies;

“Working Hours”	meaning 9 am to 5 pm GMT time;

“Xaar Group of Companies”	meaning every company whether a subsidiary and/or a holding company of Xaar or a subsidiary of any such holding company. For the purpose of this Agreement “subsidiary” and “holding company” shall have the meanings ascribed to them by section 1159 Companies Act 2006 as amended.

2	Provision of the Services

2.1	The Partner may request that Xaar provide the Service in respect of a particular Product by written notice to Xaar;

2.2	Xaar will respond to a request from the Partner under clause 2.1 within a reasonable time confirming the information, which it requires from the Partner and details of the samples of the Product it requires in order to make a decision as to whether or not it will provide the Service in respect of a particular Product;

2.3	Once Xaar has received all of the information and the Sample it requested under clause 2.2 and undertaken an initial fluid screening, the parties will discuss the results of the screening and Xaar will confirm whether or not it will provide the rest of the Service in respect of the particular Product;

2.4	If Xaar is willing to provide the rest of the Service in respect of a particular Product following the initial fluid screening referred to in clause 2.3 and Partner is willing to make the required adjustments to the Product, a project plan will be prepared jointly and the Partner will promptly comply with Xaar’s instructions and supply any further information and/or Samples as required by Xaar.

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2.5	For the avoidance of doubt, Partner decides not to change the Product and/or Xaar decides not to continue with the Services, either Party shall notify the other in writing as soon as reasonably possible and that shall be taken as notice to terminate. Any other work commissioned under the terms herein, if any, shall continue as normal and will not be affected by potential refusal of additional requests. If the Partner makes changes to its Product and wants Xaar to carry out a repeat Service in respect of the modified Product, the Partner will make a request to Xaar in writing for a repeat Service, and Xaar will confirm to the Partner within a reasonable time whether or not it considers that it is worthwhile providing a repeat Service. For the avoidance of doubt, it will be in Xaar’s discretion whether or not to provide the Service more than once in respect of a particular Product, but Xaar will not unreasonably refuse to provide the Service. In any event, if requested by Partner, Xaar will provide the repeated Services subject to agreement on the applicable service fee and if the repeated Services are made for such a fee, no Fees shall be due with respect to said Products.

2.6	Xaar will use reasonable efforts to provide the Service to the Partner in accordance with timeframes notified to the Partner; however Xaar will not be liable to the Partner for failing to meet any timeframes.

2.7	In providing the Services, Xaar shall not certify the Product to a Printhead which is nearing its end of life or to a printhead which is not popular for printers used in the field for the Product. If Xaar notifies an end of life with respect to the Printhead to which the Product was certified, it shall provide Partner with one year prior notice and will provide Services without charge in order to certify the Product to a new Printhead.The Partner shall notify Xaar as soon as is reasonable in the event that the formulation of a particular Product (including but not limited to the components or portions of the components of the Product) changes from what it was at the time when a Fluid Approval Certificate was issued.

2.8	Once a Fluid Approval Certificate is provided, Xaar will include the Product in its website and its other documentation, in the same manner it includes other inks sold with its Printhead.

2.9	Any Fluid Approval Certificate issued in respect of a particular Product shall only be valid to the extent that the formulation of the Product (including but not limited to the components or portions of the components of the Product) does not change from what it was at the time when the Fluid Approval Certificate was issued. In the event that such a change occurs, the Fluid Approval Certificate shall immediately and automatically cease to be effective and shall be revoked by Xaar immediately. Xaar will endeavour to provide Partner with a written statement where possible within 15 working days from the date of said revocation. Xaar shall be further entitled to remove reference to the Product as being approved on the Xaar website/s and in Xaar documentation, unless such modified Product is approved by Xaar separately and a Fluid Approval Certificate is issued in respect thereof.

3	Partner obligations

3.1	The Partner will:

(a)	co-operate with Xaar insofar as reasonably possible and in accordance to the terms of this agreement in all matters relating to provision of the Service;

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(b)	provide to Xaar all materials, information and a Sample (in the agreed quantity) which are necessary for Xaar to provide the Service free of charge;

(c)	ensure that its employees and any consultants or subcontractors fully co-operate fully with Xaar in relation to the provision of the Service; and

(d)	provide any information relating to safe handling of the Products.

4	Payment

4.1	The Partner shall pay the Fees in accordance with Schedule 2.

4.2	The Partner shall provide to Xaar within 30 days of the end of each calendar quarter (31 March, 30 June, 30 September and 31 December) a written report setting out the amount of Fees which are due in respect of the last quarter and details per customer concerning the total number of units sold in that quarter, and the total consideration received from such Customer during the reported quarter.

4.3	Unless otherwise provided all sums set out in Schedule 2 are exclusive of VAT, and the Partner will pay any applicable VAT in addition to the specified sums.

4.4	Xaar may charge interest on a daily basis on all outstanding amounts from the relevant due date, both before and after judgment, until such time as these sums and any interest accrued are paid in full at the annual rate of three percent (3%) above Barclays Bank base rate but not exceeding in the aggregate 30% of the delayed amount.

5	Records and Audit

5.1	The Partner shall keep current, complete and accurate written records regarding all the Fees incurred by it under this Agreement for as long as such Fees are payable and for 1 year thereafter.

5.2	Upon 15 days’ prior written notice, Xaar and/or its appointed representatives may appoint a single firm of external auditors to inspect, and audit, such records of the Partner at any time during Working Hours. Xaar agrees to, and shall ensure that any representatives, abide by any reasonable security procedures imposed by the Partner in conducting the audit, and will use, and shall ensure that any representatives will use, information collected in connection with the audit only for the purpose of verifying the information supplied and the sums payable under this Agreement. For the avoidance of doubt, all information obtained by Xaar and/or its appointed representatives shall be subject to the provisions of clause 6 of this Agreement. Xaar shall pay the costs of the audit, unless the audit reveals material (which for the purpose of this clause shall be taken to mean a figure of greater than five percent (5%)) underpayment of Fees owed to Xaar under this Agreement, in which case the Partner will pay the full costs of the auditors. Xaar may exercise such audit rights no more than once during any 12 month period. In the event of any underpayment of the Fees due to Xaar, the Partner shall promptly pay the Fees that are shown to be due. Xaar’s acceptance of any payment shall be without prejudice to any other rights or remedies of Xaar under this Agreement or applicable law. This right shall expire after the period stated in clause 5.1. Xaar’s acceptance of any payment shall be without prejudice to any other rights or remedies of Xaar under this Agreement or applicable law.

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5.3	The Partner shall, at its own expense, once in every twelve months at Xaar's reasonable request, supply free of charge to Xaar one Sample of each Product in respect of which there is a valid Fluid Approval Certificate in place and Xaar shall be permitted to analyse such samples solely in order to determine whether there have been any changes in the formulation of such Products.

(a)	at any time at Xaar’s request, supply to Xaar, one Sample of any other fluid products manufactured and/or supplied by the Partner and Xaar shall be permitted to analyse such samples to determine whether the Partner is in breach of the terms of this Agreement.

6	Confidentiality

6.1	Except as expressly provided in this Agreement, neither party will at any time with respect to any Confidential Information which one of them (a "Recipient") receives from the other (a "Discloser”), without the express prior written consent of the Discloser, disclose or otherwise make known or available to any person other than the Discloser or such of the Recipient’s employees as is or becomes necessary for the purposes of this Agreement or for exercising rights granted under this Agreement, (or where Xaar is the Recipient, to Xaar Group Companies), any of the Discloser's Confidential Information. The Recipient will use all reasonable procedures and take all reasonable steps to safeguard the Discloser's Confidential Information and will ensure that its officers and employees comply with this clause 6.

6.2	The obligations of confidentiality in clause 6.1 will not apply to any Confidential Information which the Recipient can prove by written records:

(a)	was lawfully disclosed to it without restriction by a third party who did not obtain the same (whether directly or indirectly) from the Discloser;

(b)	was lawfully known to the Recipient without restriction on disclosure before the Confidential Information was imparted by the Discloser;

(c)	is or becomes public knowledge (through no fault on the Discloser’s part); or

(d)	is required to be disclosed by legislation, stock exchange rules or regulation or by a court order of a court of competent jurisdiction.

6.3	Neither party will disclose to third parties (except to their legal advisers under obligations of confidentiality) the terms of this Agreement without the consent of the other party unless such disclosure is required according to any reporting rules applicable or than shall become applicable to a Party. This agreement maybe part of due diligence review albeit always subject to confidentiality undertakings by the recipient;

6.4	All materials, information, apparatus, methods or processes supplied by Xaar to the Partner will, at all times, be and remain the exclusive property of Xaar, but will be held by the Partner in safe custody at its own risk and maintained and kept in good condition by the Partner until returned to Xaar. The aforementioned will not be disposed of or used other than in accordance with Xaar's written instructions or authorisation and will be returned to Xaar immediately on request and in any event, on termination or expiry of this Agreement;

6.5	All materials, information, methods or processes supplied by the Partner to Xaar will, at all times, be and remain the exclusive property of the Partner, but will be held by Xaar in safe custody at its own risk;

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Xaar will not analyse or reverse engineer the chemical composition of any Product.

7	Intellectual Property Rights and use of the Report

7.1	All Intellectual Property Rights in any Report provided to the Partner will remain the property of Xaar.

7.2	The Report is prepared for the benefit of the Partner and as such the parties agree that said report should not be disclosed to anyone else other than Partner. Partner shall have the right to receive a copy thereof and to use said report for the purpose of adjusting the properties of the Product.

7.3	As between the Parties, all Intellectual Property Rights in the Products and any modifications or derivatives thereof are and will remain the property of Partner including modifications made pursuant to the Report.

7.4	Once Xaar has issued a Fluid Approval Certificate to the Partner in respect of a Product, the Partner will (for as long as the Fluid Approval Certificate is valid) apply the Trade Mark to that Product’s packaging, in addition to the Partner’s trademarks, before selling or transferring such Product on to any third party. For the avoidance of doubt, the Partner shall have no Intellectual Property Rights in the Trade Mark or any goodwill associated with such Intellectual Property Rights and the Partner agrees and will ensure that any reputation in the Trade Mark accrues to the sole benefit of Xaar and Xaar Group Companies.

7.5	The Partner hereby agrees that, once a Fluid Approval Certificate is provided in respect of a Product, Xaar will include the Product in its website and its other documentation, in the same manner as it includes other approved inks.

7.6	The Partner shall only use the Trade Mark in accordance with Xaar’s written instructions and shall not use (other than where expressly permitted) or seek to register any trade mark or trade name (including any company name) which is identical to or confusingly similar with or incorporates the Trade Mark or any other trade name in which Xaar claims priority rights anywhere in the world.

7.7	The Partner shall immediately notify Xaar in writing of any improper or wrongful use of the Trade Mark of which it becomes aware and shall assist Xaar at Xaar’s expense in taking all necessary steps to protect and defend such rights (without thereby implying any obligation on the part of Xaar to take such steps).

8	Warranties

8.1	Each of the parties warrants that it has full power and authority to enter into and carry out the actions contemplated under this Agreement.

8.2	Xaar warrants that it will perform the Services with reasonable skill and care.

8.3	Each Xaar Printhead is warranted to be free from defects in materials and workmanship for a period no less than 12 months from the date of purchase. Use of a Certified Product in conjunction with Xaar Printheads shall not adversely impact the warranty on said Printheads. For the avoidance of doubt, the warranty period shall remain of 12 months commencing from the date of purchase of the Xaar Printhead and not from the date of purchase and/or use of a Certified Product.All other conditions or warranties, express or implied, statutory or otherwise are excluded to the fullest extent permissible by law.

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8.4	Xaar does not warrant that recommendations contained in any Report provided by it to the Partner, if followed, will result in improvement to any Product.

8.5	In respect of materials, information, apparatus, methods or processes supplied by one party to another under this Agreement, the supplying party will be under no obligation or liability in respect of, and no warranty condition or representation of any kind is made, given or to be implied as to, the sufficiency, accuracy or fitness for purpose of such materials, information, apparatus, methods or processes and the recipient party will in any case be entirely responsible for the use to which it puts such materials, information, apparatus, methods or processes.

9	Limitation of liability

9.1	Nothing in this Agreement will exclude or restrict the liability of either party to the other for death or personal injury resulting from the negligent act of one party or for liability for any fraudulent misrepresentation by a party to this Agreement.

9.2	Subject to the provisions of clauses 9.1 and 9.3 the total liability of a Party to the other Party for direct loss in contract, tort or otherwise arising out of or in connection with this Agreement or the provision of the Services or use of a Report will be limited to the greater of £50,000 and 100% of the sums paid under this Agreement to Xaar by the Partner in the preceding 12 months in respect of such Product.

9.3	Subject to the provisions of clause 9.1, in no circumstances will a Party be liable to the other Party whether in contract, tort, negligence, breach of statutory duty or otherwise in respect of loss of profits, revenue, goodwill, business opportunity, loss of or cost of restoration of data or for use of the Products or any results obtained by use of the Report or for any loss or damage suffered by a party as a result of a claim brought by a third party or any indirect, consequential, financial or economic loss or damage, costs or expenses whatever or however arising out of or in connection with this Agreement or the Partner’s use of the Report or the provision of the Services.

10	Force Majeure

10.1	If any party is affected by Force Majeure it will forthwith notify the other party of the nature and extent thereof.

10.2	No party will be deemed to be in breach of this Agreement by reason of any delay in performance, or non-performance, of any of its obligations hereunder, to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party within 7 calendar days of its knowledge of such Force Majeure (unless prevented from doing so). The time for performance of these obligations will be extended accordingly as may be fair and reasonable in all circumstances, provided always that if the duration of any such delay or impediment exceeds sixty (60) days, then any party may give thirty (30) days’ notice to terminate this Agreement.

11	Term and Termination

11.1	This Agreement shall commence on the Commencement Date and shall continue for the Initial Term and thereafter unless or until terminated in accordance with this clause 11.

11.2	either party may terminate this Agreement, on a minimum of 3 months’ written notice to the other, to expire on or after the end of the Initial Term; however this Agreement will continue in force solely in respect of those Products where the Service had already commenced at the time the written notice was given and had not completed by the end of the 3 months’ written notice, until the Service has completed.

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11.3	If Partner decides not to change the Product and/or Xaar decides not to continue with the Services, either Party shall notify the other and, if no other work carried out under, the Agreement shall terminate upon written notice of either Party, without further liability as per provision 11.2. In any event of Termination, the parties shall make full restitution of all Confidential Information already received from the other party.

11.4	This Agreement may be terminated immediately on written notice by one party (“the Terminating Party”) to the other party (the “Defaulting Party”):

(a)	upon a material or persistent breach of this Agreement by the Defaulting Party and which (in the case of a breach capable of being remedied) has not been remedied within 30 days of a written request to remedy the same;

(b)	if an order is made or a resolution is passed for the winding-up of the Defaulting Party or an order is made for the appointment of an administrator to manage the affairs, business and property of the Defaulting Party or a receiver and/or manager or administrative receiver is validly appointed in respect of all or any of the Defaulting Party’s assets or undertaking or circumstances arise which entitle the Court or a creditor to appoint a receiver and/or manager or administrative receiver or which entitle the Court to make a winding-up or bankruptcy order or the Defaulting Party takes or suffers any similar or analogous action in consequence of debt;

(c)	upon a material breach by the Defaulting Party of its confidentiality obligations under clause 6.

12	Effects of termination

12.1	Any termination of this Agreement will be without prejudice to any other rights or remedies either party may be entitled to under this Agreement or at law.

12.2	The following clauses will survive termination or expiry of this Agreement howsoever caused: clauses 4 (with respect to Products approved and for as long as the Fluid Approval certificate is still in effect), 5 (for the period set out in Section 5.1), 6, 7, 8, 9, 12, and 13.

13	General

13.1	The parties are independent contractors and nothing contained in this Agreement will be construed to imply a partnership, employer/employee, or principal/agent relationship between Xaar and the Partner or any of the other’s staff or contractors. The Partner will not have any right, power or authority to create any obligations, express or implied on behalf of Xaar either jointly or severally.

13.2	The terms of this Agreement including the Schedules contain the entire agreement between the parties with respect to their subject matter, and supersede all previous agreements and understandings between the parties with respect to it. This Agreement may not be varied except in writing and signed by a duly authorised representative of each party.

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13.3	The Contracts (Rights of Third Parties) Act 1999 will not apply to this Agreement, and nothing in this Agreement will confer or purport to confer on any third party any benefit or any right to enforce any term of this Agreement or operate to give any third party the right to enforce any term of this Agreement.

13.4	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.

13.5	If any provision of this Agreement will be held to be unlawful, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part will to that extent be severed from this Agreement and rendered ineffective as far as possible without modifying or affecting the legality, validity or enforceability of the remaining provisions of this Agreement which will remain in full force and effect.

13.6	Neither Party shall be entitled to assign or sub-contract this Agreement nor any of its rights or obligations hereunder nor to grant sub-licences of any Intellectual Property Rights such Party is permitted to use under this Agreement, except to its Affiliates, for which prior notice shall be provided to the other party.

13.7	This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one and the same instrument.

13.8	Any notice to be given under this Agreement will be in writing and will be delivered by hand, sent by first class post or sent by facsimile to the address of the other party set out in this Agreement or sent by e-mail to the email address of the other party (or such other address or email address as may have been notified) provided that in the case of notice served by facsimile or by e-mail, such notice is confirmed by letter posted within 12 hours to the address of the other party. Any such notice or other document will be deemed to have been served: if delivered by hand - at the time of delivery; if sent by post - upon the expiration of 48 hours after posting; and if sent by facsimile or by e-mail - at 9.00 am on the next business day after the facsimile or email was dispatched.

13.9	The terms within this agreement and any dispute or claim arising out of or in connection with them or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

In the event of a dispute of a matter pertaining to these terms, the parties agree to negotiate in good faith to reach a mutually acceptable settlement. The parties shall attempt to resolve amicably all disputes, controversies or differences which may arise including at least one face to face meeting between representatives of the parties who are authorized to resolve the matter. If an amicable settlement cannot be reached, any controversy or claim between or among the parties shall be determined by arbitration. The arbitration shall be held in London, United Kingdom. The award of the arbitrators shall be final and binding upon the parties and shall be enforceable in any court of competent jurisdiction. All disputes arising under or in relation to this Agreement shall be submitted to arbitration under the rules of the London Court of International Arbitration (“LCIA”) in the United Kingdom in force as from the effective date in which these terms were agreed upon the parties. The matter will be resolved by one arbitrator appointed in accordance with the LCIA regulations. Notwithstanding the foregoing statement, either party may seek or obtain a temporary restraining order or preliminary or other injunction in any court of competent jurisdiction in the event of improper use, disclosure or threatened use or disclosure by the other party of its Confidential Information.

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AS WITNESS whereof this Agreement has been entered into by the above parties on the date and year first above written.

SIGNED for and on behalf of XAARJET Limited	SIGNED for and on behalf of THE PARTNER

Name:	Name:

Position:	Position:

Signature:	Signature:

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Schedule 1

Part 1 – Fluid Approval Process

The following chart illustrates the Fluid Approval Process:

Fluid Agreement

The first step in validating and approving a fluid starts with signing a fluid partnership agreement with Xaar.

Materials Compatibility Pre-screen

The materials compatibility pre-screen test checks the compatibility of your fluid with the printhead component materials.

XaarDOT™ CR Pre-screen

This validates how the fluid would perform in the printhead and identifies if, or how, the fluid should be improved.

Issue Report

This report guides you through the actions required to improve the performance of your fluid in a Xaar printhead, according to your application requirements.

Fluid Reformulation

You are now in a position to reformulate your fluid based on the Xaar recommendations for optimum performance in the Xaar printhead.

XaarDOT™ CR Retest

You re-submit your reformulated fluid to validate its improved performance in the Xaar printhead.

Materials Compatibility

This validates the effect of your fluid on the printhead materials and also of the printhead materials on the fluid.

Waveform Optimisation

A waveform and temperature compensation algorithm* is developed for the fluid/printhead combination to optimise performance.

Reliability Testing

The print performance of your fluid and printhead is evaluated over time using the optimised waveform/temperature compensation algorithm*.

Lifetime Testing

This is a continuous jetting test to establish the robustness of the fluid/printhead/waveform combination.

Ink Certification and Approval

Once your fluid is approved, it is certified and warranted to work on a specific Xaar printhead, ensuring long printhead life.

* Where required

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Part 2 - Service

The Service consists of the following steps:

●	Xaar receives a Product and all necessary documentation from the Partner.

●	Xaar carries out an initial Complex Rheology Analysis of the Product to ascertain suitability.

●	Xaar carries out the full data measurements required for the Complex Rheology Analysis.

●	Xaar carries out and reports on the analysis of the relevant data.

●	Where necessary, Xaar advises the Partner on the nature and scale of changes recommended to the Product, in which case the Partner may at its discretion make such changes and submit further samples for Complex Rheology Analysis in accordance with this Agreement.

●	In the event that the Product satisfies the initial review, the Product enters the Fluid Approval Process.

●	At the conclusion of the Fluid Approval Process, a report, and, where appropriate, a waveform file, and Fluid Approval Certificate are issued and the Product will be listed as approved on the Xaar website and in Xaar documentation (unless specifically requested not).

●	Following issuance of a Fluid Approval Certificate from Xaar to the Partner in respect of a Product, the Partner may then sell and/or use such Product in accordance with the terms of this Agreement.

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Schedule 2

Products

Nano-metal particle conductive inks to be used with Xaar Printheads following issuance of Fluid Approval Certificate.

Fees

The Fee shall be agreed on the basis of each ink type submitted. No Fee shall be due with respect to Products sold with non-Xaar Technology Printheads or if the Fluid Approval Certificate is no longer valid.

1. Silver Nano-Particle Ink (Reference No):

The Partner shall pay Xaar the Fee detailed below, of the Price of Products sold by the Partner or its Affiliates, as set forth below: The Fee shall be 2% of the Price per Product received from the date Xaar has issued a Fluid Approval Certificate in respect of such Product until the cumulative value of the fees received by Xaar exceeds £50,000.

Once the cumulative value of the fees received by Xaar exceeds £50,000 the Fee shall become 1% of the Price per Product sold where Xaar has issued a Fluid Approval Certificate.

Once the cumulative value of the Fees received by Xaar with respect to all Products exceeds £1,000,000 both parties agree to review the percentage payable in the light of the prevailing business conditions.

“Price” shall mean the invoice price for the Product in question in an arm’s length transaction less the following:

(a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (a) amounts repaid or credited by reason of accepted and justifiable rejection or return; and (b) transport, freight and value added tax and other duties and taxes assessed directly on sales to the extent identified on the invoice;

(c) sales tax or other value added tax invoiced;

(d) any cost or expense after the ex-works point

(e) bad or doubtful debt, being amounts due for outstanding invoices not paid within 6 months of their due date.

Excluded Customers

No Fees shall be paid with respect to Products sold to Schmidt. For the avoidance of doubt said exclusion should be limited to inks sold for the Schmid Nanojet printer.

The Partner shall pay the Fees quarterly in arrears. Xaar shall issue an invoice in respect of the relevant Fees to the Partner quarterly, based on the Fee report received from Partner.

The Partner shall pay the Fees within 30 days of the date of Xaar’s invoice.

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